                                                                   EXHIBIT 11.1

                         EARNINGS PER SHARE COMPUTATION

     Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. There is no significant difference between primary and fully diluted earnings per share in any period presented.

     Fiscal Year Ended September 30, 1996:

                                                          WEIGHTED
                                                          AVERAGE
                                           ISSUED       INCREMENTAL
WEIGHTED AVERAGE SHARES OUTSTANDING        SHARES         SHARES
-----------------------------------        ------         ------
Common stock:
  Outstanding throughout the period       2,733,000     2,733,000
  Stock options exercised                    20,000        10,000
  Stock issued to 401(k) Plan                41,000        13,000
  Dilutive unexercised stock options*          --            --
                                          ---------     ---------
          Total shares                    2,794,000     2,756,000
                                          =========     =========
                                           WEIGHTED
                               1996         AVERAGE     PER SHARE
PER SHARE COMPUTATIONS       RESULTS(A)    SHARES(B)     (a)(b)
----------------------       ----------    ---------     ------
Net loss                     $(623,000)    2,756,000     $(.23)

* Represents incremental shares as computed using the Treasury Stock Method applied to all outstanding options which would be dilutive if exercised.



                                      22